Exhibit 10.02
EXHIBIT E

NON-DISCLOSURE, NON-COMPETITION, NON-SOLICITATION AND

INVENTION AGREEMENT

This Non-Disclosure, Non-Competition, Non-Solicitation and Invention Agreement ("this Agreement") between Innovative Software Technologies, Inc., a Delaware corporation (“Innovative”), The Web Channel Network, Inc., a Florida corporation wholly-owned by Innovative (“Web Channel”), and Robert W. Singerman  ("Employee") is hereby entered into as of June 17, 2009.  (Innovative and Web Channel are collectively and separately referred to herein as the “Company.”)
RECITALS:

WHEREAS, as of the date of this Agreement, the Company and its Affiliates (as defined in Section 1(h) hereof) are engaged in the business of design, production, marketing, innovation, licensing, merchandising, strategic direction and on-going operations of internet protocol television channels   commonly referred to as WEB Channels, and in the future they may engage in additional related and unrelated businesses (all such activities collectively being referred to herein as the "Business");

WHEREAS, Employee will be employed by the Company, and the Company is and will be in a confidential relationship with Employee; and in the course of such employment with the Company, Employee will become familiar with and aware of information as to the Company’s products and technologies, specific manner of doing business, customers and suppliers, contracting activities, and future plans with respect thereto, all of which have been and will be established and maintained at great expense to the Company and its Affiliates; and virtually all of which constitute trade secrets and valuable goodwill of the Company;

WHEREAS, Employee recognizes that the Business of the Company and its Affiliates depends upon the use of certain confidential information, involving (a) trade secrets, and (b) other information that is (i) of any value or significance to the Company and its Affiliates, and (ii) not generally known to competitors of the Company nor intended by the Company for general dissemination, including (but not limited to) any and all proprietary and technical information of the Company involving its business operations, products, services, equipment, inventions, referral sources, techniques and methods, know-how, operating systems, associated procedures and systems, formulae, technology, designs, drawings, engineering, computer software, source codes, object codes, accounting and financial data, lists of and data concerning current and potential vendors, suppliers and customers, pricing and discounting practices, market data, marketing and distribution methods and arrangements, marketing materials, sales, costs, quality controls, risk management, insurance, finances, capital structure, financial models, projections, billings, profits, losses, business organization, contracts, agreements, plans, sources of supply, special programs relating to sales, project files, prospect reports, service, training, and information about the Company itself and its respective executives, managers, officers, directors, employees, sales representatives, and offers to sell the Company or its assets or to purchase or otherwise acquire other business entities or their assets, and all related negotiations (collectively, "Confidential Information") made available to Employee and that the protection of the Confidential Information is of critical importance to the Company and its Affiliates;

WHEREAS, Employee has agreed to keep in confidence and not use the Confidential Information for Employee’s commercial benefit, and recognizes that the Company will sustain great loss and damage if Employee should violate the provisions of this Agreement and that monetary damages for such losses would be extremely difficult to measure;

WHEREAS, any obligation of Employee, as set forth in the preceding paragraphs, shall apply to Confidential Information disclosed in writing and designated or obviously recognizable as being confidential, or if disclosed orally, any such information that may be promptly reduced to writing; and

WHEREAS, Employee recognizes that the training of Employee by the Company, Employee’s access to Confidential Information, and other investments by the Company in the development of Employee may be made by the Company in preparation for a sale of substantially all of the assets of the Company or some other transfer of the Company itself to an acquiring entity;

NOW, THEREFORE, in consideration of Employee's employment and continued employment with the Company, the aforesaid recitals which are incorporated in and are a part of this Agreement, and the mutual promises, terms, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1. Non-Competition and Non-Solicitation.

(a) Employee agrees that he or she shall not, during the term of Employee’s employment with the Company and for a period of one (1) year following termination of such employment (the “Noncompete Period”), alone or by combining or conspiring with others or in any other manner whatsoever, within the counties and other geographic areas of every state and territory of the United States in which the Company has or had customers or any business premises, or otherwise operated the Business:

(i) directly or indirectly (as defined in Section 1(i) on page 4 below), run, own, manage, operate, control, be employed by, provide consulting services to, be a manager of, participate in, lend Employee’s name to, invest in or be connected in any manner with the management, ownership, operation or control of any business, venture or activity that (x) competes with the Business or any part thereof as conducted by the Company, any Affiliate of the Company, or any purchaser of substantially all of the assets of the Company in order to carry on the Business (an “Acquiror”) during the term hereof or at any time after the date hereof or (y) in any way provides or may provide services similar to those provided by the Company or any of its Affiliates or an Acquiror that constitute, relate to, or concern the Business (however, Employee shall not be considered to be in default of this Section 1 solely by virtue of Employee’s holding for portfolio purposes, as a passive investor, not more than one percent (1%) of the issued and outstanding equity securities of a corporation, the equity securities of which are listed or quoted on a national stock exchange or a national over-the-counter market);

(ii) directly or indirectly (as defined in Section 1(i) on page 4 below), without the prior written consent of the Company, solicit, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee or consultant of the Company or any of its Affiliates, to leave the employ of, or reduce Employee’s services to, the Company or any of its Affiliates or an Acquiror, unless such person has been terminated by the Company or any of its Affiliates;

(iii) contact any past, present or potential customer, vendor or contractor of the Company or any of its Affiliates or an Acquiror, for the purpose of (1) providing any service provided by the Company or any of its Affiliates or an Acquiror or (2) inducing or attempting to induce the entity to cease doing business with the Company or any of its Affiliates or an Acquiror, or reduce the amount of business previously done or contemplated to be done by the Company or any of its Affiliates or an Acquiror, for such entity;

(iv) contact any past, present or potential vendor, supplier, contractor or other provider to the Company or any of its Affiliates or an Acquiror, for the purpose of obtaining any services or commodities if the effect thereof could be expected to interfere with, disturb, interrupt or reduce the amount or level of such services or commodities available to the Company or any of its Affiliates or an Acquiror; or

(v) contact any prospective acquisition candidate, prospective Acquiror, or potential business partner of the Company or any of its Affiliates, on Employee’s own behalf or on behalf of any other person or entity, which acquisition candidate, prospective Acquiror, or potential business partner was either called upon by the Company or its Affiliates or for which Employee or the Company or its Affiliates made an acquisition analysis while Employee was employed by the Company.

(b) Employee recognizes and hereby acknowledges that Employee’s breach of any of the covenants contained in this Section 1 of this Agreement will cause irreparable harm and damage to the Company or its Affiliates or an Acquiror, the monetary amount of which may be virtually impossible to ascertain.  As a result, Employee recognizes and hereby acknowledges that the Company and its Affiliates and an Acquiror shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 1 of this Agreement by Employee or any of Employee’s Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company and its Affiliates and an Acquiror may possess at law or in equity (including, without limitation, damages at law).  This Section 1, subsection (b) shall survive the termination of Employee’s employment or this Agreement for any reason.  The provisions of this Agreement shall be enforceable in law and in equity notwithstanding the existence of any claim or cause of action by Employee against the Company or its Affiliates or an Acquiror, whether predicated on this Agreement or otherwise.

(c) The parties agree that the covenants contained in this Section 1 impose a reasonable restraint on Employee in light of the Business, and the activities and future plans of the Company and its Affiliates.  Employee acknowledges that the restraints in such covenants are necessary to protect the legitimate business interests of the Company, including, but is not limited to, the extraordinary and specialized training Employee received while employed by the Company and Employee’s knowledge of (i) the Company’s trade secrets and valuable confidential business information that otherwise does not qualify as trade secrets, and (ii) the Company’s substantial relationships with specific prospective or existing customers, suppliers, or joint venturers.

(d) The covenants in this Section 1 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 1 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and the provisions of this Section 1 shall thereby be reformed by such court so as to rehabilitate the restrictions and the enforcement thereof to the extent permitted by law.

(e) Each of the covenants contained in this Section 1 shall be construed as a covenant independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or any of its Affiliates or an Acquiror, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its Affiliates or an Acquiror of such covenants.

(f) The Noncompete Period shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 1 and any time during which there is pending in any court of competent jurisdiction any action (including an appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action the Company or any of its Affiliates or an Acquiror seeks to enforce the covenants contained in this Section 1 or in which any person contests the validity or enforceability of any such covenant or seeks to avoid the performance or enforcement of any such covenant if such action shall be settled with the consent of Employee or shall be resolved in a manner that upholds any of the Company’s or any of its Affiliate’s or an Acquiror’s claims.

(g) Employee acknowledges and agrees that the covenants set forth in this Section 1 are a material and substantial part of this Agreement.

(h) For purposes of this Agreement, “Affiliate” of any person or entity shall mean any person, entity or group (currently existing or hereafter created) controlling, controlled by or under common control with, the specified person or entity, and “control” of a person or entity (including, with correlative meaning, the terms “control by” and “under common control with”) means the power to direct or cause the direction of the management, policies or affairs of the controlled person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise.

(i) For purposes of Section 1(a)(i) and (ii) of this Agreement, the word “indirectly” shall include (but not be limited to) acting through, or affecting the Company through, an intermediary or series of intermediaries, such as the use of or contact with distributors, independent contractors, or other third parties.

2. Return of Company Property.  Employee acknowledges and agrees that all computers, hardware, software, electronic and telephonic equipment, records, plans, manuals, guides, memoranda, lists, customer and supplier information, correspondence with customers or representatives, reports, records, charts, advertising materials, and any data and other property delivered to or acquired by Employee, by or on behalf of the Company or any of its Affiliates, or by an agent, representative or customer or supplier of any of them (including, without limitation, any such customers obtained by Employee), and all records compiled by Employee which pertain to the Business shall be and shall remain the property of the Company or its Affiliates, as the case may be, and be subject at all times to the discretion and control of the Company and its Affiliates, and shall be delivered promptly to the Company or such Affiliates, without request, by Employee upon or before the termination of Employee’s employment with the Company.

3. Inventions and Other Intellectual Property.  During the course of Employee’s employment, Employee shall promptly disclose in writing to the Company any and all conceptions and ideas for inventions, improvements, business methods and processes, designs, computer software, computer programs, product developments, regardless whether or not copyrightable, patentable or material, including the improvement of any of the foregoing, whether completed or not, which are prepared, developed or conceived by Employee, directly or indirectly, alone or in conjunction with another while employed by the Company or within six (6) months thereafter and which are related to the Business or activities or future plans of the Company or any of its Affiliates, or which Employee conceives as a result of Employee’s employment with the Company (collectively, “Proprietary Rights”), and Employee hereby assigns and agrees to assign all Employee’s interests therein, royalty-free, to the Company or its nominee.  The foregoing shall be disclosed whether conceived or developed during working hours or not, which: (a) result from any work performed on behalf of the Company, or pursuant to a research project for the Company, or (b) relate in any manner to the existing or contemplated business of the Company, or (c) result from the use of the Company's time, material, employees, or facilities.  All copyrightable Proprietary Rights shall be considered to be “works made for hire.”  Whenever requested to do so by the Company, Employee shall execute and deliver to the Company any and all applications, assignments or other instruments and do such other acts that the Company shall request to apply for and obtain letters patent and copyright registrations of the United States or any foreign country or to otherwise protect the Company’s interest therein.  Employee shall also, at the Company's request and expense, assist in the defense and prosecution of such letters patent, such copyrights or any trademark applicable to the Company, as may be required by the Company.  The obligations set forth in this Section 3 shall continue beyond the termination of Employee's employment with the Company and shall be binding upon Employee’s assigns, executors, administrators and other legal representatives.

4. Confidentiality.  Employee shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure.  For purposes of this Agreement, “Unauthorized Disclosure” shall mean use by Employee for Employee’s own benefit, or the benefit of another, or disclosure by Employee to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of duties as an employee of the Company or any of its Affiliates or as may be legally required, of any Confidential Information relating to the Business or prospects of the Company or any of its Affiliates (including, without limitation, any information and materials pertaining to any Proprietary Rights); provided however, that the term Unauthorized Disclosure shall not apply to any information, knowledge, data or know-how which: (a) hereinafter becomes a part of the public domain through no fault of Employee; or (b) Employee can demonstrate was in Employee’s possession prior to the time of disclosure by the Company; or (c) Employee can demonstrate was received by Employee from a third party who has not received the same from the Company; or (d) is approved for disclosure by prior written consent of the Company; or (e) is required to be disclosed by court rule or governmental law or regulation, provided that Employee gives the Company prompt notice of any such requirement and cooperates with the Company in attempting to limit such disclosure; or (f) is independently developed by persons not having access to Confidential Information hereunder as shown by written records.  This confidentiality covenant has no temporal, geographical or territorial restriction.

5. Representations of Employee.  Employee confirms that Employee is not bound by the terms of any agreement or restrictive covenant with any previous employer or other party which restricts in any way (a) Employee's performance of Employee’s duties and responsibilities of employment with the Company, (b) Employee's performance of Employee’s duties and responsibilities under this Agreement, (c) Employee's use or disclosure of information, or (d) Employee's engagement in any business, except as may be disclosed in a separate Exhibit A attached to this Agreement.  Employee has delivered to the Company true and complete copies of any agreements or restrictive covenants listed on said Exhibit A.  Employee represents to the Company that Employee's execution of this Agreement, Employee's employment with the Company and the performance of Employee's duties and responsibilities in the course of Employee’s employment with the Company will not violate any obligations Employee may have to any such previous employer or any other party.  In Employee's work for the Company, Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Employee will not bring to the premises of the Company or any of its Affiliates any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.  Employee agrees to indemnify the Company for any claim, including, without limitation, attorneys’ fees and expenses of investigation, by any party that such party may now have or may hereafter come to have against the Company based upon or arising out of any restrictive covenant, non-competition agreement or invention or secrecy agreement between Employee and such prior employer or other party.  Employee agrees that upon a termination of Employee’s employment by the Company, Employee hereby authorizes the Company to notify any of Employee’s subsequent employers or other persons for whom Employee provides services of Employee’s representations, obligations and restrictions in this Agreement.

6. Complete Agreement.  There are no oral representations, understandings or agreements with the Company or its Affiliates or any of their directors, officers, or representatives covering the same subject matter as this Agreement, and this Agreement supersedes any and all prior agreements concerning such subject matter between Employee and the Company or any of its Affiliates.  This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement; and it cannot be amended, varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  This Agreement may not be later modified except by a further writing signed by the parties, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such terms.

7. No Waiver.  No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

8. Assignment; Binding Effect.  Employee understands that he has been selected for employment by the Company on the basis of Employee’s personal qualifications, experience and skills.  Employee agrees, therefore, that this Agreement and the rights to Employee’s services may be assigned by the Company at any time without notice to Employee in connection with a sale or other transfer by the Company of all or substantially all of its assets, but that Employee cannot assign all or any portion of this Agreement.  Subject to the preceding two sentences, this Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective heirs, successors and assigns.  It is further understood and agreed that the Company may be merged or consolidated with another entity and that any such entity shall automatically succeed to the rights, powers and duties of the Company hereunder.

9. Notices. All notices, demands or communications required or permitted hereunder shall be in writing.  Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the other party) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter sent by United States mail, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and sent either by registered or certified mail to:

To the Company:                                                                 Innovative Software Technologies, Inc.
1413 S. Howard Avenue
Tampa, Florida 33606

To Employee:                                                                        Robert W. Singerman
19901 Arbor Path
Lutz, Florida, 33559

10. Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

11. Gender.  Any pronoun used herein may be deemed to mean the corresponding masculine, feminine or neuter in form thereof and the singular form of any nouns and pronouns herein may be deemed to mean the corresponding plural and vice versa as the case may require.

12. Governing Law; Venue; Jurisdiction: and Attorneys Fees.  This Agreement, in all respects, shall be governed by, construed, and interpreted according to the laws of the State of Florida, without giving effect to its conflict of law principles; and each of the parties hereto agrees to submit to the jurisdiction thereof and agrees that jurisdiction and venue are appropriate in the state and federal courts serving Hillsborough County, Florida.  In the event that there is litigation between or among the parties hereto concerning any aspect of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys fees and paralegals fees, court costs, and other expenses incurred by such prevailing party that are incident to the litigation.

13. No Contract of Employment.  Nothing in this Agreement shall be construed as a contract of employment between Employee and the Company or as a commitment on the part of the Company to retain Employee in any capacity for any period of time.  Employee acknowledges and agrees that Employee's employment with the Company is on an at-will basis.

14. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“Company” Innovative Software Technologies, Inc. The WEB Channel Network, Inc. By: /s/ Robert V. Rudman Robert V. Rudman, President	“Employee” /s/ Robert W. Singerman Robert W. Singerman

EXHIBIT A

TO

NON-DISCLOSURE,  NON-COMPETITION

NON-SOLICITATION  AND  INVENTIONS  AGREEMENT

If Employee is not bound by the terms of any agreement or restrictive covenant with any previous employer or other party which restricts in any way (a) the performance of Employee’s duties and responsibilities of employment with the Company, (b) Employee’s duties and responsibilities under this Agreement, (c) Employee's use or disclosure of information, or (d) Employee's engagement in any business, Employee is requested to write the word “None” below, followed by Employee’s signature.  The absence of any information in this Exhibit A, notwithstanding that Employee has not written the word “None” or signed this page, nevertheless shall confirm that there are no exceptions to the initial representation made by Employee under Section 5 of this Agreement.